UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported)
                         April 17, 2003 (April 16, 2003)


                    CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
  ----------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


           Delaware                     001-31553               36-4459170
         ---------------             -----------------        ---------------
 (State or Other Jurisdiction          (Commission            (IRS Employer
      of Incorporation)                 File Number)        Identification No.)


     30 South Wacker Drive, Chicago, Illinois                   60606
---------------------------------------------------            ---------
     (Address of Principal Executive Office)                   (Zip Code)


Registrant's telephone number, including area code:  (312) 930-1000


                                      N/A
              ---------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 9.  Regulation FD Disclosure.

         On April 16, 2003, Chicago Mercantile Exchange Holdings Inc. (the "Company") issued a joint press release with the Chicago Board of Trade ("CBOT") announcing that they have reached an agreement for Chicago Mercantile Exchange Inc., a wholly owned subsidiary of the Company, to provide clearing, settlement and related services for all CBOT products.

         A copy of the press release, dated April 16, 2003, is attached hereto as Exhibit 99.1.


                                  EXHIBIT INDEX
                                  --------------


Exhibit
Number            Description
-------           ------------

99.1              Press Release, April 16, 2003.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
                                 Registrant


Date: April 17, 2003             By: /s/ Kathleen M. Cronin
                                    -------------------------------------------
                                       Kathleen M. Cronin
                                       Corporate Secretary

                                                                   EXHIBIT 99.1
                                                                   ------------


[Chicago Mercantile Exchange Logo]                [Chicago Board of Trade Logo]


   30 South Wacker Drive                            141 West Jackson Boulevard
   Chicago, IL 60606                                Chicago, IL 60604
   Ellen G. Resnick, 312/930-3435                   Maria Gemskie, 312/341-3257
   news@cme.com                                     mgemskie@cbot.com


                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------


CME, CBOT Reach Definitive Agreement on Clearing Services

Nation's Two Largest Futures Exchanges Team Up to Provide Efficiencies, Create "CME/CBOT Common Clearing Link"

         CHICAGO, April 16, 2003 - Chicago Mercantile Exchange Inc. (CME) and the Chicago Board of Trade (CBOT) today announced that they signed a definitive agreement for CME to provide clearing and related services for all CBOT products. Under the CME/CBOT Common Clearing Link, clearing services are expected to begin, pending regulatory approval, on Jan. 2, 2004 in this historic transaction between the two largest U.S. futures exchanges.

         Officials of the two exchanges said that the arrangement will provide clearing firms and customers with operational, performance bond (margin) and capital efficiencies, as well as a combined risk capital pool and other expected cost savings.

         "I absolutely believe that this landmark agreement will be good for our customers, our clearing firms, our exchanges and certainly Chicago - which is firmly positioned as the risk management capital of the world. The CME/CBOT Common Clearing Link is a significant achievement that brings together two premier financial institutions to provide operating, margin and capital efficiencies using CME's Clearing House and existing infrastructure and processes," said CME Chairman Terry Duffy. "It also helps CME accomplish one of the key elements of our growth strategy: providing transaction processing and other business services to third parties."

         CBOT Chairman Charles P. Carey said, "Today's announcement highlights the increased level of cooperation and ability to work together that now exists between our two exchanges. Our decision to align with the Chicago Mercantile Exchange on clearing puts the Chicago Board of Trade in a stronger competitive position consistent with our strategy to go with LIFFE CONNECT as the exchange's new electronic trading platform. Not only will the Chicago Board of Trade benefit in terms of innovative product development and distribution, this consolidation with the CME will provide significant cost savings for all member firms and customers."

         Said CME President and Chief Executive Officer Jim McNulty, "CME and CBOT have played a pivotal role in making Chicago the center of risk management, and we have provided extremely efficient markets for our respective users. Today, we take those efficiencies to the next level with our common clearing link, as we deliver to our customers exactly what they have told us they wanted. By serving as the Clearing House for both exchanges, we will be able to offer our market participants portfolio margining that takes into account positions at both exchanges and reduces performance bond requirements accordingly."

         CBOT President and CEO Bernard W. Dan added, "The Chicago Board of Trade's overall objective is to make the exchange a stronger and more competitive marketplace, building off of our core values of transparency, liquidity and integrity. This agreement creates the opportunity for the CBOT to grow and develop the marketplace by leveraging a strong partner and creating significant benefits for all clearing firms and market users. The CBOT business model for 2004 will provide the most dynamic front-end capability, together with the creativity and innovative practices of the CME's clearing operations, to enable the most transparent and open marketplace for U.S. Treasuries, agricultural, stock index and other products. The CBOT and CME, in response to clearing member and industry input, together are driving consolidation and delivering value to market users. I am pleased to have been part of this decision process that I believe will transform our industry."

         "This agreement is truly historic," said CME Chairman Emeritus and Senior Policy Advisor Leo Melamed. "The CBOT/CME Common Clearing Link represents the culmination of many years of effort to bring the CME and CBOT closer together, and I am proud to have been part of this accomplishment."

         "CME expects the agreement to be accretive to CME's earnings," Duffy said, but will not be providing specific details on the financial impact. "We are gaining economies of scale," he said. "However, we will also incur incremental costs to execute this transaction, including capital expenditures and adding headcount in clearing and technology. Based on current CBOT volume levels, we would expect the agreement to add between $10 million and $15 million to CME 2004 full-year net income and $2 million to $4 million of development costs to be incurred in 2003."

         In providing clearing services to CBOT, CME's wholly owned Clearing House will clear, settle and guarantee all CBOT transactions, using the full resources of CME's advanced clearing processes and financial safeguards package. CME's state-of-the-art clearing system, CLEARING 21(R), processes trades and positions on a real-time basis, providing users with instantaneous information on trades, positions and risk exposure. CLEARING 21 allows clearing firms to electronically manage their positions, exercise options, manage collateral posted to meet performance bond requirements and access other online applications.

         CME's Clearing House uses the exchange's proprietary Standard Portfolio Analysis of Risk(R) (SPAN(R)) risk evaluation system, which has been adopted by 40 exchanges and clearing organizations worldwide. SPAN calculates the appropriate performance bond requirements for clearing firms and customers by simulating the gains and losses of complex portfolios.

         In 2002, a record 558.4 million contracts with an underlying value of $329 trillion changed hands on CME. During 2002, the CME Clearing House Division processed an average of approximately 554,000 clearing transactions per day, with an average transaction size of 12 contracts. Average daily volume for the first quarter of 2003 was 2.4 million contracts.

         In 2002, a record 343.9 million contracts changed hands on the CBOT. Average daily volume for the first quarter of 2003 was nearly 1.6 million, up 33 percent from the same period in 2002.

         Based on combined first quarter 2003 data, if this agreement had been in place on Jan. 1, 2003, the CME Clearing House would have cleared an average of approximately 4 million contracts a day. CME and CBOT already have 48 clearing firms in common.

         As of December 31, 2002, the CME Clearing House acted as custodian for approximately $27.4 billion in performance bond assets deposited by its clearing firms, and during 2002, moved an average of approximately $1.8 billion a day in settlement funds through its clearing system. CME's Clearing House currently guarantees the performance of cleared contracts with a financial safeguards package of approximately $3.4 billion.

         Chicago Mercantile Exchange Inc. is the largest futures exchange in the United States and the second largest exchange in the world for the trading of futures and options on futures. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX(R) around-the-clock electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. On Dec. 6, 2002, Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) became the first publicly traded U.S. financial exchange. For more information, visit the Web site at www.cme.com.

         Providing a diverse mix of financial, equity and commodity futures and options on futures products, the Chicago Board of Trade advances into the 21st Century on the strength of 155 years of member-trader expertise, unparalleled liquidity and transparency, and market integrity. Via open auction and screen-based trading, the CBOT provides premier customer service to risk managers and investors worldwide. The CBOT was launched in 1848 originally for agricultural producers to achieve price protection. In addition to its robust agricultural complex, today, CBOT members trade products such as futures and options on futures on U.S. Treasury bonds and notes, interest rate swaps, and the Dow Jones Industrial Average, including an electronic mini-sized Dow. For more information about the CBOT's markets and products, visit the Web site at www.cbot.com.

         Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect the value to CME of the transaction discussed in this news release is the risk that unforeseen technical difficulties or the inability to obtain necessary regulatory approvals might result in the failure of the parties to meet the projected launch date, the ability to achieve the anticipated benefits of clearing both exchanges in a single clearing house, the ability of CME's Clearing House to accommodate increased transaction volume without a degradation in performance, and the ability of the parties to maintain and/or increase market share in light of anticipated competition. More detailed information about factors that may affect CME's performance, including the performance of its Clearing House operations may be found in its filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, which is available on the Investor Information section of the CME Web site. CME undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

         GLOBEX and SPAN are registered trademarks of Chicago Mercantile Exchange Inc. CLEARING 21 is a registered trademark of CME and the New York Mercantile Exchange. Further information about CME and its products is available on the CME Web site at www.cme.com.

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